Exhibit 99.2

From: David Bradshaw [mailto:davidlbrad@yahoo.com]
Sent: November 30, 2009 7:00 AM
To: Mark Gustafson
Cc: Randy Matkaluk; Steve Holditch
Subject: Resignation

Mark

The purpose of this email is to tender my resignation as director of Triangle Petroleum Corporation and related companies.  This resignation is effective at 8:00 a.m. MST today.  Therefore, I will not be calling in to the scheduled board meeting this afternoon.

The law firm of Jones & Keller stands ready to assist me in any necessary filings with the SEC and/or TSX.  However, if you would like Triangle to prepare any such forms for my signature please let me know right away.

It has been a pleasure serving as a director of Triangle and I have personally enjoyed working with you, the other directors and the staff.  I offer my sincere best wishes to you, Randy, Steve, the staff and the company.

Very truly yours,
David Bradshaw